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                                                                   EXHIBIT 10.15
May 10, 1995

Thomas P. Kehler
President & CEO
CONNECT, Inc.
515 Ellis Street
Mountain View, CA 94043-2242

Dear Tom:

Hambrecht & Quist Incorporated ("Hambrecht & Quist" or the "Lead Placement Agent") and Volpe, Welty & Company ("Volpe, Welty" or the "Co-Placement Agent") are pleased to represent CONNECT, Inc. ("CONNECT" or the "Company") in connection with the proposed private placement of a new issue of Preferred Stock or a similar financial security (the "Securities"). This letter sets forth the arrangements under which the Company, the Lead Placement Agent and the Co-Placement Agent (together the "Placement Agents") have agreed to work in connection with the proposed sale of the Securities. This letter terminates and supersedes all previous agreements between and among the Company, Hambrecht & Quist and Volpe, Welty (including the letter dated March 29, 1995 between the Company and Volpe, Welty), and the Company has no financial or other obligations to Hambrecht & Quist or Volpe, Welty under those prior agreements.

The Placement Agents will use their best efforts to place approximately $10 million to $15 million of the Securities with strategic or financial investors at such price and on such terms and conditions to which the Company and the Placement Agents mutually agree. It is understood and agreed that under no circumstances shall the Placement Agent or the Co-Placement Agent be liable for failure to obtain or produce the proposed financing.

In connection with the proposed placement of the Securities, the Company agrees to pay to the Placement Agents at each closing of the sale of Securities a cash fee equal to 5.0% of the value of the Securities sold at such closing plus warrants to purchase common stock of the Company equal in value to 2.0% of the value of the Securities sold at the same exercise price per share as the Securities sold. In the event that AT&T Corporation ("AT&T") purchases any of the Securities, the Company will pay the Placement Agents a cash fee equal to 2.5% of the value of the Securities purchased by AT&T plus warrants to purchase common stock equal in value to 2.0% of the value of the Securities purchased by AT&T at the same exercise price per share as the Securities purchased by AT&T. In lieu of an initial retainer, at the closing for the sale of the Securities, the Company agrees to pay the Placement Agents an incremental amount of $50,000 in addition to the aforementioned fees. The Placement Agents will not receive a fee with respect to any Securities purchased or bridge loans held and converted by existing investors in the Company. Notwithstanding the foregoing, the minimum aggregate consideration, in the event of a closing, to be paid to the Placement Agents in connection with this engagement shall not be less than $375,000. In the event the Placement Agents obtain bonafide "indications of interest" from prospective investors, and the Company elects not to proceed with a closing for the sale of the Securities, the Company agrees to pay the Placement Agents a fee equal to the lesser of 5.0% of the value of the Securities for which "indications of interest" have been received and $375,000.
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For the purposes hereof, "indications of interest" shall be evidenced by a term sheet (or comparable materials) submitted or approved by prospective investors or similar written evidence of investment interest customary in private placement transactions involving financial or strategic investors, such terms to be generally agreed upon by the Company and the Placement Agents.

Hambrecht & Quist and Volpe, Welty agree that the initial retainer and all other fees, as described above and payable in connection with the proposed placement are to be split equally between the Placement Agent and the Co-Placement Agent. All fees will be payable to Hambrecht & Quist which, upon receipt of such fees, shall promptly pay Volpe, Welty 50% of the amount received. The Company agrees to satisfy any commitment, contract or agreement with respect to any other engagements, separate and apart from any fees payable to the Placement Agents.

In the event that the Company pursues an initial public offering (an "IPO") of its Common Stock, CONNECT hereby grants to Hambrecht & Quist the option to serve as the lead managing underwriter and to Volpe, Welty the option to serve as the co-managing underwriter of such an offering. Any such offering will be pursuant to an underwriting agreement consistent with those typically employed by major bracket underwriters.

In the event the Company is acquired by or merges with another corporation instead of completing the proposed placement, the Company agrees to pay the Placement Agents a cash fee for its services equal to the greater of (i) the fee that the Placement Agents would have earned for the proposed placement, taking into consideration the "indications of interest" received to the date of such acquisition or merger and (ii) a fee set forth in Exhibit B hereto for acting as financial advisor to the Company in connection with such acquisition or merger. Notwithstanding the foregoing, in the event the Company is acquired by AT&T, the Placement Agents shall receive a cash fee of $375,000.

At regular intervals, the Company will promptly reimburse the Placement Agents for all out-of-pocket expenses, including the reasonable fees and expenses of counsel to the Placement Agents; provided, however, that such expenses shall not exceed $20,000 in the aggregate without the prior consent of the Company. It is understood that Hambrecht & Quist shall have no responsibility for the legal fees and expenses incurred through March 31, 1995, whether incurred in connection with a potential IPO or sale of the Company and whether incurred on behalf of the Company or any other financial advisor to the Company. As is customary in private placements, the Company will also pay the fees and expenses of one counsel for the purchasers of the Securities, such counsel to be mutually acceptable to the Company and the Placement Agents.

The Company represents and agrees that it will not, directly or indirectly, offer any of the Securities for sale to, or solicit any offers to buy from, any person or persons otherwise than through the Placement Agents.

The Company hereby authorizes the Placement Agents to transmit to the prospective purchasers of the Securities a Confidential Private Placement Memorandum with attached exhibits and such supplements as may from time to time be prepared or approved by the Company (collectively, the "Memorandum"). The Memorandum will contain information and financial data concerning the Company and will be prepared, reviewed, and approved by the management of the Company. The documents comprising the Memorandum are the only documents that are to be delivered to the prospective purchasers by the Placements Agents and the Company in connection with the offering of the Securities.

The Placement Agents agree not to distribute the Memorandum to any prospective investors that the Company has requested not to be contacted. The Placement Agents intend to inform all recipients of the Memorandum that, by accepting the Memorandum, such recipient agrees to maintain in strict confidence the contents of the Memorandum and all other confidential information regarding the Company.

The Company represents and warrants that the Memorandum will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to advise the Placement Agents immediately of the occurrence of any event or any other change known to the Company which results in the Memorandum containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company agrees to indemnify each of the Placement Agent and the Co-Placement Agent in accordance with the Standard Form of Indemnification Agreement set forth as Exhibit A hereto.

The Company agrees that the Placement Agents shall be entitled to rely upon all reports of the Company and information, whether written or oral, supplied to the Placement Agents by or on behalf of the Company, and the Placement Agents shall not in any respect be responsible for the accuracy or completeness of any such report or information or assume any obligation to verify the same. The Placement Agents will not make any representation to any person which is materially different from the information contained in the Memorandum.

The Placement Agent and the Co-Placement Agent may not, without their prior written consent, be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Company (including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof). The Company agrees that the Placement Agents shall have the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to the Company hereunder subject to the Company's prior approval which shall not be unreasonably withheld.

This agreement may be terminated by the Company and each of the Placement Agents with or without cause, effective 20 days following receipt by the non-terminating party of written notice of such termination. The Lead Placement Agent or Co-Placement Agent may terminate its role in this agreement at any time and in so doing will not terminate this agreement between the remaining parties. Any such termination by the Company, the Placement Agent or the Co-Placement Agent shall not affect the compensation, reimbursement or indemnification provisions for any of the parties set forth herein, all of which will remain in full force and effect. In addition, if any person introduced to the Company by the Placement Agents during the term of this engagement purchases Securities during the 12-month period following termination of this agreement, the Company shall pay in the same manner the Placement Agents upon the closing of such sale, a cash fee equal to the amount that would be payable had this agreement not been terminated.

If the foregoing correctly sets forth our understanding, please so indicate by executing this letter, together with the enclosed duplicate originals, in the space indicated and returning two of these original letters to Hambrecht & Quist and one original letter to Volpe, Welty. By so doing, the Company represents and warrants that it has obtained, or within 15 calendar days will obtain,

Board of Directors or other approval of this agreement necessary to cause this agreement to be duly authorized, executed and delivered by the Company.

This agreement shall be binding upon the Company, the Placement Agent and the Co-Placement Agent and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of laws principles hereof.

We look forward to working with you and your management team to conclude a successful financing.

Cordially,

HAMBRECHT & QUIST INCORPORATED         VOLPE, WELTY & COMPANY


/s/ Cristina M. Morgan                 /s/ Thomas S. Volpe
- ----------------------------          ---------------------------
By:     Cristina M. Morgan             By:     Thomas S. Volpe
Title:  Managing Director              Title:  General Partner


Accepted and agreed as of _____________, 1995:

CONNECT, INC.
/s/ Thomas P. Kehler
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                                  MUTUAL RELEASE

          This Mutual Release ("Agreement") is made by and between Connect, Inc., a California corporation (the "Company"), and Hambrecht & Quist.
("H & Q").

          WHEREAS, the Company and H & Q entered into an engagement letter dated as of May 10, 1995 (the "Engagement Letter"), pursuant to which H & Q agreed to perform certain services for the Company.

          The Company and H & Q have mutually agreed to release each other from any claims arising from or related to the Engagement Letter.

          In consideration of the mutual promises made herein, the Company and H & Q (collectively referred to as the "Parties") hereby agree as follows:

          1.     Release of Claims.  Each of the parties agrees that the
                 -----------------
provisions of this Mutual Release represent full consideration for settlement in full of all outstanding obligations owed to the other party. The Company and H & Q, on behalf of themselves, and their respective executors, officers, directors, investors, shareholders, administrators, predecessor and successors, and assigns, hereby fully and forever release each other and their respective executors, officers, directors, investors, shareholders, administrators, predecessor and successors, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement including, without limitation:

            (a) any and all claims relating to or arising from the Engagement Letter relating to the obligation of the Company to have H & Q act as an underwriter for the Company's initial public offering, and this release includes a release by H & Q of any such obligation of the Company;

            (b) any and all claims for breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage, and defamation;

            (c) any and all claims for violation of any foreign, federal, state or municipal statute; and

            (d)  any and all claims for attorneys' fees and costs.

          The Company and H & Q agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or under any agreements relating to the ownership by H & Q and its affiliates of securities of the Company (the "Equity Agreements") or to the Company's indemnification obligations under the Engagement Letter.

          2.     No Admission of Liability.  The Parties understand and
                 -------------------------
acknowledge that this Agreement constitutes a compromise and settlement. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

          3.     Miscellaneous.  In the event that anyprovision hereof becomes
                                    -------------
or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. This Agreement represents the entire agreement and understanding between the Company and H & Q concerning the Engagement Letter, and supersedes and replaces any and all prior agreements and understandings concerning the Company's relationship with H & Q (other than the Equity Agreements). This Agreement shall be governed by the laws of the State of California. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.





Dated:  June 6, 1996                Connect, Inc.

                                    By:  /s/ Thomas P. Kehler
                                         --------------------

                                    Name: Thomas P. Kehler

                                    Title: Pres. & CEO


Dated:  June 5, 1996                Hambrecht & Quist LLC

                                    By: /s/ Cristina M. Morgan
                                        ----------------------

                                    Name: Crristina M. Morgan

                                    Title:  Managing Director

                                      -7-